EXHIBIT 11

CAM Designs Inc.

EPS Calculations for period June 1, 1997 to May 31,1998

Basic                         ($0.07)

Diluted                       ($0.07)

EPS Calculations for period June 1, 1996 to May 31,1997

Basic                         ($1.63)

Diluted                       ($1.63)


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